UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

September 22, 2016
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On September 22, 2016, Pitney Bowes Inc. (the “Company”) completed a public offering of $600,000,000 aggregate principal amount of its 3.375% Notes Due 2021 (the “Notes”). The Notes were offered under the Company’s Registration Statement on Form S-3ASR (Registration No. 333-198756), filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2014. Net proceeds from the sale of the Notes are expected to be approximately $593.9 million, after deducting underwriting discounts and commissions and estimated expenses.

The Notes were issued pursuant to the Indenture, dated as of February 14, 2005, between the Company and Citibank, N.A., as trustee (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of October 23, 2007, by and among the Company, The Bank of New York Mellon, as successor trustee (the “Trustee”), and Citibank, N.A., as resigning trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), on the terms and conditions set forth in an Officers’ Certificate, dated September 22, 2016 (the “Officers’ Certificate”). The Indenture and the Officers’ Certificate include customary agreements and covenants by the Company. These covenants include limitations on the Company’s ability, with significant exceptions, (i) to incur debt secured by liens on certain property above a threshold, (ii) to engage in certain sale and leaseback transactions involving certain property above a threshold and (iii) to consolidate or merge, or sell, lease or convey the Company’s assets substantially as an entirety. Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by both of Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global Inc. (“S&P”) within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of repurchase, as set forth in more detail in the prospectus supplement filed by the Company with the SEC on September 19, 2016 (the “Prospectus Supplement”).

The Notes are the Company’s unsecured obligations and rank equally in right of payment with its other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will mature on October 1, 2021. Interest on the Notes will be payable on April 1 and October 1 of each year, commencing April 1, 2017. The interest rate on the Notes is 3.375% per year, subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes as set forth in more detail in the Prospectus Supplement. The Notes were sold to the public at 99.724% of par.

The Notes are redeemable, in whole or in part, at any time and from time to time, at the Company’s option. The redemption price for the Notes to be redeemed on any redemption date that is prior to September 1, 2021 will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date, plus the excess of (x) the sum of the present values of the remaining scheduled payments of interest and principal on the Notes to be redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the treasury rate plus 35 basis points over (y) the aggregate principal amount of the Notes being redeemed. The redemption price for the Notes to be redeemed on any redemption date that is on or after September 1, 2021 will be equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest.

The Officers’ Certificate and a form of the global certificates evidencing the Notes are filed as Exhibits 4.1 and 4.2 to this Form 8-K, respectively, and are incorporated herein by reference. The foregoing summary of the terms of the Officers’ Certificate and the Notes does not purport to be complete and is qualified in its entirety by reference to the Officers’ Certificate and the Notes.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Officers’ Certificate establishing the terms of the 3.375% Notes due 2021, dated September 22, 2016.
4.2	Specimen of 3.375% Notes due 2021.
5.1	Opinion of Gibson, Dunn & Crutcher LLP, dated September 22, 2016.
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

By: /s/ Debbie D. Salce
	Name:	Debbie D. Salce
Date: September 22, 2016	Title:	Vice President and Treasurer